hopTo Inc. Announces First Quarter 2016

Highlights and Results

CAMPBELL, Calif. – May 12, 2016 – hopTo Inc. (OTCQB: HPTO), developer and provider of the most comprehensive mobile productivity platform, today announced its financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Highlights:

●	Revenue of $1.0 million

●	Launched Project Mobilis – integration with Citrix® HDX™

●	Announced MAX-IE – the Mobile App eXperience for Internet Explorer®

●	Released hopTo MAX for GO-Global for Windows

“Throughout the first quarter, the hopTo team has been focused on Project Mobilis and the go to market efforts to support our integration with Citrix XenApp® and HDX ,” stated Eldad Eilam, President and CEO of hopTo Inc. “This has included support from Citrix in both product development and marketing efforts,” said Eilam.

“We continue to receive positive feedback from prospective customers and channel partners in a range of vertical markets and have found a renewed willingness to engage with us with the pending release of our HDX integration. The interest in MAX-IE has been particularly keen as enterprises are seeking better mobile user experience for the large number of Microsoft® Internet Explorer based applications that they rely on for key operational functions. “

“In Q1 we also delivered for the first time a Mobile App eXperience capability to our legacy GO-Global customers, providing them with a significant improvement for mobile users of their applications.”

“Our product and business development efforts are off to a great start in the second quarter, with the recent announcement of our new partnership with EOH Technology Solutions, launching our Board of Advisors which is providing fantastic guidance and support, and preparing for our sponsorship of Citrix Synergy later this month,” concluded Mr. Eilam.

First Quarter 2016 Results of Operations

Total revenue for the first quarter 2016 of $1.0 million represents a decrease of 31% from $1.47 million for the same period in the prior year. This revenue is nearly all from the Company’s Go-Global products and services and consistent with our forecast as discussed on our earnings call on March 30, 2016.

Gross profit for the first quarter of 2016 amounted to $0.95 million, as compared to $1.37 million, for the same period in 2015.

Selling, general and administrative expenses for the first quarter of 2016 were $1.0 million and R&D expenses were $0.9 million, compared to $ 1.4 million and $1.2 million for the same period in 2015. The Company continued to deliver on cost controlling measures and better cash management, with total operating expenses for the first quarter of $1.9 million, compared to $2.6 million for the same period in 2015.

Total operating loss for the first quarter of 2016 was $0.9 million, which is a year over year improvement of 23% from the $1.2 million operating loss that we reported for the same period in 2015.

hopTo reported a net loss for the quarter ended March 31, 2016 of $1.0 million, or $0.10 per basic and diluted share, compared to $1.3 million or $0.17 per basic and diluted share for the same period in 2015.

As of March 31, 2016 the Company had cash of $1.07 million and accounts receivable of $433 thousand.

Conference Call

hopTo Inc. will host an investor conference call to discuss its financial results today, Thursday, May 12, 2016 at 4:30 p.m. ET/1:30 p.m. PT.

Investors in the U.S. interested in participating in the call should dial 1-877-407-0784 and reference hopTo Inc. First Quarter 2016 Results Conference Call. Those calling from outside the U.S. should dial 1-201-689-8560 and reference hopTo Inc. First Quarter 2016 Results Conference Call. A telephone replay will be available approximately three hours after the call until May 19, 2016 by dialing 1-877-870-5176 from the U.S. or 1-858-384-5517 from international locations, with passcode 13636781.

A simultaneous live webcast will be available on the Investor Relations section of the Company’s website at hopto.com and on the Company’s Investor Relations mobile app, powered by IRapp™. The webcast will be archived on the Company’s website for one year.

About hopTo:

Founded in its current form in 2012, hopTo Inc. is an innovator of a unique mobile productivity workspace platform. The hopTo mobile solution delivers an unparalleled user experience without compromising enterprise security. hopTo brings a new standard of mobile productivity by enabling individuals to Search, Access, Create, Edit and Share content from their mobile devices, efficiently and effectively, by leveraging any combination of on-premise or cloud stored content, documents and data as well as enterprise applications. The company is based in Campbell, CA.

For more information on hopTo, please visit: www.hopTo.com, https://www.linkedin.com/company/hopto or download the hopTo IRapp from the hopTo investor page.

FORWARD LOOKING STATEMENTS

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements include statements regarding future growth and the expected impact of our products on the marketplace. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market and customer acceptance; our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; and other factors, including those set forth under Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and in other documents we have filed with the SEC.

Investors / Media:

J.L. Casabonne

investors@hopto.com

408-688-2674 ext. 5025

hopTo Inc.

 Condensed Consolidated Balance Sheets

	March 31, 2016	December 31, 2015
	(Unaudited)	(Unaudited)
Assets
Cash	$1,073,000	$1,777,300
Accounts receivable, net	433,100	434,900
Prepaid expenses	149,000	139,200
Total current assets	1,655,100	2,351,400
Capitalized software, net	18,200	20,800
Property and equipment, net	226,700	252,500
Other assets	109,000	109,000
Total assets	$2,009,000	$2,733,700

Liabilities and stockholders’ deficit
Accounts payable and accrued liabilities	$1,234,400	$1,018,000
Deferred revenue	1,988,600	2,467,000
Deferred rent	21,700	21,000
Capital lease	8,600	8,400
Total current liabilities	3,253,300	3,514,400
Warrants liability	83,100	31,600
Deposit liability	81,400	81,400
Deferred revenue	1,848,900	1,465,800
Deferred rent	20,900	26,700
Capital lease	4,600	6,800
Stockholders’ deficit	(3,283,200)	(2,393,000)
Total liabilities and stockholders’ deficit	$2,009,000	$2,733,700

 Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2016	2015
	(Unaudited)	(Unaudited)
Revenue	$1,007,300	$1,471,100
Costs of revenue	53,800	104,500
Gross profit	953,500	1,366,600
Operating expenses
Selling and marketing	317,100	500,100
General and administrative	678,100	907,800
Research and development	885,800	1,164,900
Total operating expenses	1,881,000	2,572,800
Loss from operations	(927,500)	(1,206,200)
Other income (expense) - change in fair value of warrants liability	(47,300)	(55,100)
Other income (expense), net	600	(600)
Loss before provision for income tax	(974,200)	(1,261,900)
Provision for income tax	700	1,100
Net loss	(974,900)	(1,263,000)

Basic and diluted loss per share	$(0.10)	$(0.17)
Average weighted common shares outstanding - basic and diluted	9,737,946	7,520,237